Clever Leaves Completes Sale of Processing Assets in Portugal to Curaleaf International Subsidiary

- Sale Marks Key Milestone of the Company’s Wind-Down Process in Portugal and Provides Non-Dilutive Capital -

TOCANCIPÁ, COLOMBIA, July 5, 2023 – Clever Leaves Holdings Inc. (NASDAQ: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a global medicinal cannabis company, announced it has closed the sale of the assets, including lab and processing equipment, previously used in its EU-GMP certified cannabis processing facility in Setúbal, Portugal, as controlled by its wholly owned subsidiary, Clever Leaves Portugal Unipessoal, Lda. The assets were sold to Terra Verde, Lda., an affiliate of Curaleaf Holdings, Inc. (CSE: CURA) (OTCQX: CURLF), for gross proceeds of approximately €2.5 million. Proceeds from the sale are expected to improve Clever Leaves’ cash position. Clever Leaves plans to use the proceeds for working capital and general corporate purposes.

The processing facility previously leased by the Company, which houses the lab and processing equipment, includes 900 sq. meters of EU-GMP-certified factory space and 750 sq. meters of warehousing space. Under the terms of the asset purchase agreement, Terra Verde, Lda. has agreed to purchase the facility leasehold improvements; all installed equipment needed for drying, trimming, curing, and packaging; and the facility’s current quality system procedures.

“Closing the sale of our Portuguese processing assets represents an important next step in the wind-down of our Portuguese operations, while consolidating our cultivation and manufacturing processes in our EU-GMP certified facilities in Colombia,” said Andres Fajardo, CEO of Clever Leaves. “We are proud to have sold these assets to Curaleaf, one of the most prominent global cannabis companies, as it is a testament to the standards at which we operate and do business. We would like to thank the Curaleaf team for their partnership in this sale process, and we will work towards completing the sale of our remaining Portuguese agricultural asset, which we expect to sell by the end of this calendar year.

“The proceeds from this sale will add non-dilutive capital to our balance sheet, with the aim of strengthening our levers towards optimized cash management. We look forward to making additional progress on the wind-down process as we continue our restructuring initiatives to meaningfully reduce cash burn.”

About Clever Leaves Holdings Inc.
Clever Leaves is a global medical cannabis company. Its operations in Colombia produce EU GMP cannabinoid active pharmaceutical ingredients (API) and finished products in flower and extract form to a growing base of B2B customers around the globe. Clever Leaves aims to disrupt the traditional cannabis production industry by leveraging environmentally sustainable, ESG-friendly, industrial-scale and low-cost production methods, with the world’s most stringent pharmaceutical quality certifications. Clever Leaves announces material information to the public through a variety of means, including filings with the U.S. Securities and Exchange Commission (the “SEC”), press releases, public conference calls, and its website (https://cleverleaves.com). Clever Leaves uses these channels, as well as social media, including its Twitter account (@clever_leaves), and its LinkedIn page (https://www.linkedin.com/company/clever-leaves), to communicate with investors and the public about Clever Leaves, its products, and other matters. Therefore, Clever Leaves encourages investors, the media, and others interested in Clever Leaves to review the information it makes public in these locations, as such information could be deemed to be material information. Information on or that can be accessed through

Clever Leaves’ websites or these social media channels is not part of this release, and references to Clever Leaves’ website addresses and social media channels are inactive textual references only.

FORWARD-LOOKING STATEMENTS
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2023 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) our ability to continue as a going concern; (ii) our ability to maintain the listing of our securities on Nasdaq; (iii) our ability to implement our restructuring initiatives; (iv) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (v) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals (including its goals in its five key markets); (vi) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (vii) global economic and business conditions, including recent economic sanctions against Russia and their effects on the global economy; (viii) geopolitical events (including the ongoing military conflict between Russia and Ukraine), natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19; (ix) regulatory developments in key markets for the Company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (x) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (xi) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (xii) lack of regulatory approval and market acceptance of Clever Leaves’ new products which may impede its ability to successfully commercialize its products; (xiii) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xiv) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers, including the sales agreements identified as a part of the Company’s 2023 strategic growth objectives; (xv) developing product enhancements and formulations with commercial value and appeal; (xvi) product liability claims exposure; (xvii) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xviii) limited experience operating as a public company; (xix) changes in currency exchange rates and interest rates; (xx) weather and agricultural conditions and their impact on the Company’s cultivation plans, (xxi) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xxii) Clever Leaves’ ability to remediate a material weakness in its internal controls over financial reporting and to develop and maintain effective internal and disclosure controls; (xxiii) potential litigation; (xiv) access to additional financing; and (xxv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
+1-949-574-3860
CLVR@Gateway-grp.com

Clever Leaves Press Contact:
Maria Petsanas
KCSA Strategic Communications
+1-917-692-6673
cleverleaves@kcsa.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Head of Global Business Development
+1-416-817-1336
andrew.miller@cleverleaves.com